EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Submission of Application for Butte Highlands Water Discharge Permit

Coeur d’Alene, Idaho – March 30, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that the application for the required water discharge permit (MPDES Permit) for the Butte Highlands Joint Venture Gold Project has been submitted to the Montana Department of Environmental Quality.

All sources of wastewater discharge, such as mine de-watering, are required to obtain and comply with MPDES permits. The goal of the Montana Pollutant Discharge Elimination System (MPDES) program is to control point source discharges of wastewater such that water quality in state surface water is protected. The application for the Butte Highlands Hard Rock Operating Permit, which includes a significant amount of information generated for inclusion in the MPDES Permit application, will be submitted shortly.  Based on currently available timelines, Timberline anticipates the issuance of the required permits and the commencement of gold production at Butte Highlands in 2012.

Timberline was notified of the submission by its joint venture partner at Butte Highlands, Highland Mining.  Timberline's unique partnership at Butte Highlands calls for its retention of a 50-percent project interest while being carried to production by Highland Mining.  Once in production, Timberline is to receive 20-percent of project cash flow until Highland recovers its initial capital expenditures, at which time Timberline will receive 50-percent of cash flow.

Mine development and mining operations at Butte Highlands have been sub-contracted to Small Mine Development ("SMD"), an experienced underground mine operator which has performed mine development and mining operations for some of the largest mining companies in North America, including Newmont Mining and Barrick Gold.  As announced previously, the initial mine plan at Butte Highlands will target production of approximately 400 to 500 tons per day for the first four years of operation with material direct shipped to a nearby mill.

In 2011, Timberline completed a 50,000-foot (15,240-metre) underground drill program which returned intercepts of up to 14.5 feet (4.4 metres) grading 6.77 ounces of gold per ton (231.85 grams per metric tonne).  SMD has completed over 4,000 feet (1.2 kilometres) of underground development and completed construction of all surface facilities for the project. The Butte Highlands Joint Venture is located within a favorable geologic domain that has hosted several multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is targeted to commence later this year.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES